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                             STAR TELECOM ANNOUNCES
                THE RESIGNATION OF ITS EXECUTIVE MANAGEMENT TEAM
                      AND CERTAIN DIRECTORS AND ANTICIPATED
              FILING FOR U.S. BANKRUPTCY CODE CHAPTER 11 PROTECTION

         SANTA BARBARA, CA - March 13, 2001 - STAR Telecommunications, Inc. (Nasdaq:STRX) announced today that Brett S. Messing, chief executive officer, Allen Sciarillo, chief financial officer, Timothy F. Sylvester, executive vice president and general counsel and David Vaun Crumly, executive vice president - sales and marketing, resigned from their respective management positions effective March 8, 2001. In addition, Steve Carroll, Alan Rothenberg, Paul Vogel and Mr. Messing resigned from STAR's board of directors effective March 8, 2001. At the request of the current members of STAR's board of directors, Gordon Hutchins, Jr., a member of STAR's board of directors, has agreed to serve as STAR's acting chief executive officer.

         STAR also announced today the termination of its receivables factoring arrangement with RFC Capital Corporation and a demand for payment by MCI WorldCom Network Services. On March 5, 2001, RFC Capital Corporation terminated its receivables factoring arrangement with STAR citing an event of default on the part of STAR. On March 8, 2001, MCI WorldCom Network Services demanded payment in full of the amounts owed to it by STAR. MCI WorldCom Network Services declared an event of default on the part of STAR resulting from a material adverse change in the financial condition of STAR and its wholly owned subsidiary, PT-1 Communications, Inc., including the termination of STAR's agreement with RFC. Pursuant to the terms of a workout agreement between STAR and MCI WorldCom Network Services, MCI WorldCom Network Services has assumed control of the operations of PT-1 and has installed new management.

         STAR has determined that its liabilities substantially exceed its assets and as a result, STAR has decided to file for U.S. Bankruptcy Code Chapter 11 bankruptcy protection today.


ABOUT STAR TELECOMMUNICATIONS
STAR Telecommunications provides global telecommunications services to consumers and long distance carriers. STAR provides international and national long distance services, international private line, dial around services and international toll-free services.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. STAR's future actual results could differ materially from the forward-looking statements discussed herein. A list of the factors that could cause actual results to differ materially can be found in the documents that STAR files with the SEC including those contained in STAR's Form 10-K for the period ended December 31, 1999 and in other documents filed by STAR with the SEC.


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CONTACT:
Eric Bohman
STAR Telecommunications
Investor Relations
(800) 899-1962
ir@startel.com